Cytokinetics, Incorporated:
Christopher S. Keenan
Director, Investor & Media Relations
(650) 624-3000

CYTOKINETICS, INCORPORATED
REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, CA, July 28, 2011 – Cytokinetics, Incorporated (Nasdaq: CYTK) reported total research and development revenues of $1.1 million for the second quarter of 2011. The net loss allocable to common stockholders for the second quarter was $16.5 million, or $0.23 per basic and diluted share, which includes a one-time, non-cash dividend of $2.9 million related to the beneficial conversion feature of the Series A Convertible Preferred Stock. This is compared to a net loss of $13.1 million, or $0.21 per basic and diluted share, for the same period in 2010. As of June 30, 2011, cash, cash equivalents and investments, excluding restricted cash, totaled $66.9 million.

“In recent months, we advanced our pipeline with the initiation of dosing in both a Phase IIb trial of omecamtiv mecarbil in patients hospitalized with acutely decompensated heart failure and in a second Phase II trial of our skeletal muscle activator, CK-2017357, in patients with ALS,” stated Robert I. Blum, President and Chief Executive Officer of Cytokinetics. “In addition, we reported data from a Phase IIa Evidence of Effect trial of CK-2017357 that demonstrated an increase in calf muscle performance in patients with claudication associated with peripheral artery disease. I continue to be pleased with the breadth of the pharmacodynamic data from clinical trials of our novel drug candidates and believe that we are well-positioned to translate these results into meaningful clinical benefits in both our cardiovascular and skeletal muscle contractility programs. Our next key objective is to initiate a Phase IIb clinical trial of CK-2017357 in patients with ALS in 2012.”

Company Highlights

Cardiac Muscle Contractility

Omecamtiv Mecarbil

•	During the quarter, Cytokinetics announced the initiation of dosing in an international, randomized, double-blind, placebo-controlled Phase IIb clinical trial of an intravenous formulation of omecamtiv mecarbil in patients with left ventricular systolic dysfunction hospitalized with acute heart failure. This trial is currently open for enrollment in the United States, Canada, European Union and Australia. This trial is being conducted by Amgen in collaboration with Cytokinetics. Additional information about this trial can be found at www.clinicaltrials.gov.

Skeletal Muscle Contractility

CK-2017357

•	Recently, Cytokinetics initiated dosing of patients in a Phase II multiple dose, safety, tolerability, pharmacokinetic and pharmacodynamic clinical trial of CK-2017357 in patients with amyotrophic lateral sclerosis (ALS). Additional information about this trial can be found at www.clinicaltrials.gov.

•	Cytokinetics recently completed dosing in a Phase I drug-drug interaction study of CK-2017357 administered orally to healthy volunteers. This study is intended to evaluate the effects of CK-2017357 on the pharmacokinetics of riluzole and other drugs and the pharmacokinetics of CK-2017357 when administered after a meal and when fasting.

•	In June, at the 22nd Annual Scientific Sessions of the Society of Vascular Medicine, Cytokinetics presented data from its Phase IIa Evidence of Effect clinical trial of CK-2017357 in patients with claudication associated with peripheral artery disease.

•	Cytokinetics continues to enroll and dose patients in its Phase IIa Evidence of Effect clinical trial of CK-2017357 in patients with generalized myasthenia gravis (MG). This clinical trial and preclinical research on MG is being funded by a $2.8 million grant from the National Institute of Neurological Disorders and Stroke (NINDS). Additional information about this trial can be found at www.clinicaltrials.gov.

Other Non-Clinical Research and Development

•	During the quarter, Cytokinetics continued to progress both back-up and follow-on skeletal muscle activators to CK-2017357 in non-clinical research and development activities.

•	During the quarter, Cytokinetics advanced other research programs directed to muscle contractility, growth, energetics and metabolism.

Corporate

•	On April 18, 2011, Cytokinetics announced that it had entered into a definitive agreement to sell 5.3 million shares of its Common Stock at a price of $1.50 per share, 8,070 shares of its Series A Convertible Preferred Stock at a price of $1,500.00 per share and warrants to purchase an aggregate of 6,685,000 shares of its Common Stock at an exercise price of $1.65 per share to entities affiliated with Deerfield Management Company, a healthcare investment manager. Cytokinetics received gross proceeds of approximately $20.1 million from the offering, before deducting estimated expenses.

Financials

Revenues for the second quarter of 2011 were $1.1 million, compared to $0.5 million during the same period in 2010. Revenues for the second quarter of 2011 included $0.7 million of reimbursements in program expenses under the Amgen collaboration and $0.4 million of grant revenue from the NINDS. Revenues for the second quarter of 2010 of $0.5 million were derived from our collaboration with Amgen.

Total research and development (R&D) expenses in the second quarter of 2011 were $10.5 million, compared to $10.2 million during the same period in 2010. The $0.3 million increase in R&D expenses for the second quarter of 2011, compared to the same period in 2010, was primarily due to increased spending related to our clinical and pre-clinical programs, partially offset by decreased personnel related costs.

Total general and administrative (G&A) expenses for the second quarter of 2011 were $4.2 million, compared to $3.4 million for the same period in 2010. The $0.8 million increase in G&A expenses in the second quarter of 2011, compared to the same period in 2010, was primarily due to higher financial services and legal costs, partially offset by decreased personnel related costs.

Revenues for the six months ended June 30, 2011 were $1.8 million, compared to $1.1 million for the same period in 2010. Revenues for the first six months of 2011 included $1.0 million of reimbursements in program expenses under the Amgen collaboration and $0.8 million of grant revenue from the NINDS. Revenues for the first six months of 2010 of $1.1 million were derived from our collaboration with Amgen.

Total R&D expenses for the six months ended June 30, 2011 were $19.7 million, compared to $19.3 million for the same period in 2010. The $0.4 million increase in R&D expenses in the first six months of 2011, over the same period in 2010, was primarily due to increased spending related to our clinical and pre-clinical programs and laboratory expenses, partially offset by decreased personnel and facility related costs.

Total G&A expenses for the six months ended June 30, 2011 were $7.5 million, compared to $7.2 million for the same period in 2010. The $0.3 million increase in G&A spending in the first six months of 2011 over the same period in 2010, was primarily due to higher financial services and legal costs, partially offset by decreased spending for personnel related costs.

The net loss allocable to common stockholders for the six months ended June 30, 2011, was $28.2 million, or $0.41 per basic and diluted share, which includes a one-time, non-cash dividend of $2.9 million related to the beneficial conversion feature of the Series A Convertible Preferred Stock, compared to a net loss of $25.3 million, or $0.40 per basic and diluted share, for the same period in 2010.

Company Milestones

Cardiac Muscle Contractility

Omecamtiv Mecarbil

•	Cytokinetics and its partner Amgen are discussing plans for the initiation of additional studies designed to assess the safety, tolerability and pharmacokinetics of multiple oral formulations of omecamtiv mecarbil, to occur first in healthy volunteers and then in stable heart failure patients. Cytokinetics expects to provide updated guidance on the timing of these studies following further discussions with Amgen.

Skeletal Muscle Contractility

CK-2017357

•	Cytokinetics anticipates that data will be available from its Phase I drug-drug interaction study of CK-2017357 in the second half of 2011.

•	Cytokinetics anticipates that data will be available from its ongoing Phase II multiple dose, safety, tolerability, pharmacokinetic and pharmacodynamic clinical trial of CK-2017357 in patients with ALS by the end of 2011.

•	Cytokinetics anticipates that data will be available from its ongoing Phase IIa Evidence of Effect clinical trial of CK-2017357 in patients with generalized myasthenia gravis by the end of 2011.

Conference Call and Webcast Information

Members of Cytokinetics’ senior management team will review the company’s second quarter results via a webcast and conference call today at 4:30 PM Eastern Time. The webcast can be accessed through the Investor Relations section of the Cytokinetics’ website at www.cytokinetics.com. The live audio of the conference call can also be accessed by telephone by dialing either (866) 999-CYTK (2985) (United States and Canada) or (706) 679-3078 (international) and typing in the passcode 94568704.

An archived replay of the webcast will be available via Cytokinetics’ website until August 11, 2011. The replay will also be available via telephone by dialing (800) 642-1687 (United States and Canada) or (706) 645-9291 (international) and typing in the passcode 94568704 from July 28, 2011 at 5:30 PM Eastern Time until August 4, 2011.

About Cytokinetics

Cytokinetics is a clinical-stage biopharmaceutical company focused on the discovery and development of novel small molecule therapeutics that modulate muscle function for the potential treatment of serious diseases and medical conditions. Cytokinetics’ lead drug candidate from its cardiac muscle contractility program, omecamtiv mecarbil (formerly CK-1827452), is in clinical development for the potential treatment of heart failure. Amgen Inc. holds an exclusive license worldwide (excluding Japan) to develop and commercialize omecamtiv mecarbil and related compounds, subject to Cytokinetics’ specified development and commercialization participation rights. Cytokinetics is independently developing CK-2017357, a skeletal muscle activator, as a potential treatment for diseases and conditions associated with aging, muscle wasting or neuromuscular dysfunction. CK-2017357 is currently the subject of a Phase II clinical trials program and has been granted orphan-drug designation by the U.S. Food and Drug Administration for the potential treatment of amyotrophic lateral sclerosis, a debilitating disease of neuromuscular impairment in which CK-2017357 demonstrated potentially clinically relevant pharmacodynamic effects in a Phase IIa trial. Cytokinetics is also conducting research directed to compounds that inhibit smooth muscle contractility and which may be useful as potential treatments for diseases and conditions associated with excessive smooth muscle contraction, such as bronchoconstriction associated with asthma and chronic obstructive pulmonary disorder (COPD). In addition, prior Cytokinetics’ research generated three anti-cancer drug candidates that have progressed into clinical development: ispinesib, SB-743921 and GSK-923295. All of these drug candidates and potential drug candidates have arisen from Cytokinetics’ research activities and are directed towards the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Act’s Safe Harbor for forward-looking statements. Examples of such statements include, but are not limited to, statements relating to statements relating to Cytokinetics’ and its partners’ research and development activities, including the initiation, enrollment, conduct, design, scope and results of clinical trials of omecamtiv mecarbil and CK-2017357 and the anticipated timing for the availability of clinical trial results; and the properties and potential benefits of Cytokinetics’ drug candidates and potential drug candidates. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, potential difficulties or delays in the development, testing, regulatory approvals for trial commencement, progression or product sale or manufacturing, or production of Cytokinetics’ drug candidates that could slow or prevent clinical development or product approval, including risks that current and past results of clinical trials or preclinical studies may not be indicative of future clinical trials results, patient enrollment for or conduct of clinical trials may be difficult or delayed, Cytokinetics’ drug candidates may have adverse side effects or inadequate therapeutic efficacy, the U.S. Food and Drug Administration (FDA) or foreign regulatory agencies may delay or limit Cytokinetics’ or its partners’ ability to conduct clinical trials, the FDA may not grant CK-2017357 orphan drug exclusivity in ALS even if it is approved for marketing, and Cytokinetics may be unable to obtain or maintain patent or trade secret protection for its intellectual property; Amgen’s decisions with respect to the design, initiation, conduct, timing and continuation of development activities for omecamtiv mecarbil; Cytokinetics may incur unanticipated research and development and other costs or be unable to obtain additional financing necessary to conduct development of its products on acceptable terms, if at all; funding from the National Institute of Neurological Disorders and Stroke may not be available in future periods; Cytokinetics may be unable to enter into future collaboration agreements for its drug candidates and programs on acceptable terms, if at all; standards of care may change, rendering Cytokinetics’ drug candidates obsolete; competitive products or alternative therapies may be developed by others for the treatment of indications Cytokinetics’ drug candidates and potential drug candidates may target; and risks and uncertainties relating to the timing and receipt of payments from its partners, including milestones and royalties on future potential product sales under Cytokinetics’ collaboration agreements with such partners. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.

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Cytokinetics, Incorporated
Condensed Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Revenues:
Research and development	$1,053	$462	$1,817	$1,084

Total revenues	1,053	462	1,817	1,084

Operating Expenses:
Research and development	10,513	10,236	19,692	19,304
General and administrative	4,187	3,380	7,524	7,217

Total operating expenses	14,700	13,616	27,216	26,521

Operating loss	(13,647)	(13,154)	(25,399)	(25,437)
Interest and other, net	15	10	55	104

Net loss	(13,632)	(13,144)	(25,344)	(25,333)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	(2,857)	—	(2,857)	—

Net loss allocable to common stockholders	$(16,489)	$(13,144)	$(28,201)	$(25,333)

Net loss per share allocable to common stockholders – basic and diluted	$(0.23)	$(0.21)	$(0.41)	$(0.40)
Weighted average shares used in computing net loss per share allocable to common stockholders - basic and diluted	71,151,486	63,814,731	69,043,119	62,910,077

Cytokinetics, Incorporated
Condensed Balance Sheets
(in thousands)
(unaudited)

	June 30,	December 31,
	2011	2010
Assets
Cash and cash equivalents	$23,769	$17,514
Short term investments	43,143	54,125
Related party receivables	27	46
Other current assets	2,865	1,813

Total current assets	69,804	73,498
Long-term investments	—	1,206
Property and equipment, net	1,705	2,321
Restricted cash	439	788
Other assets	209	179

Total assets	$72,157	$77,992

Liabilities and stockholders’ equity
Current liabilities	$5,505	$7,324
Long-term obligations	—	152
Stockholders’ equity	66,652	70,516

Total liabilities and stockholders’ equity	$72,157	$77,992